UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 6, 2015

PROPEL MEDIA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-55360	47-2133177
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

525 Washington Blvd, Suite 2620, Jersey City, New Jersey 07310

(Address of Principal Executive Offices) (Zip Code)

(201) 539-2200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers..

On March 6, 2015, Propel Media, Inc. (the “Company”) entered into an employment agreement (each an “Employment Agreement” and collectively the “Employment Agreements”) with each of Jared Pobre, the Company’s Executive Chairman of the Board, Robert Regular, the Company’s Chief Executive Officer, Marv Tseu, the Company’s President, and David Shapiro, the Company’s Chief Corporate Development Officer and General Counsel (each an “Executive” and collectively the “Executives”).

Each Employment Agreement is for a term of three years, unless earlier terminated as provided in the agreement or unless extended by mutual written agreement of the Company and the Executive. If the Executive continues to work for the Company after the expiration of the term, his employment will be on the same terms as the Employment Agreement, except that he will be an “at will” employee and the severance provisions described below will no longer be in effect.

The Employment Agreements provide for base salaries of $250,000 for Mr. Pobre, $500,000 for Mr. Regular, $486,000 for Mr. Tseu and $320,000 for Mr. Shapiro. Each of the Executives will be reimbursed for his reasonable business expenses, subject to an exception for certain costs of commuting for Mr. Tseu.

Each of Messrs. Pobre and Regular is eligible to earn an annual bonus based on reaching individual and Company performance objectives to be defined by the Company’s board of directors over a reasonable time frame. Mr. Pobre’s bonus will be targeted at a percentage set by the Company’s board of directors. Mr. Regular’s bonus will be targeted at 50% of his base salary. Each of Messrs. Tseu and Shapiro will be eligible to earn bonuses during the course of each year of his employment based on reaching individual and Company performance objectives in accordance with the existing quarterly bonus program of Future Ads LLC (“Future Ads”), a wholly owned subsidiary of the Company. Under the quarterly bonus program, at the end of each fiscal quarter, the Company evaluates the financial performance of Future Ads and the performance of Messrs. Tseu and Shapiro and then calculates the bonuses for each Executive for such quarter.

In accordance with the Employment Agreements for Messrs. Regular, Tseu and Shapiro, on March 6, 2015, the Company granted an option to purchase 2,100,000 shares of common stock to Mr. Regular, an option to purchase 3,000,000 shares of common stock to Mr. Tseu and an option to purchase 3,000,000 shares of common stock to Mr. Shapiro. The options, which were granted under the Company’s 2014 Long-Term Incentive Equity Plan, have an exercise price of $0.55 per share and a term of 10 years. Each of the options vests as to one-quarter of the underlying shares on March 6, 2016 and vests as to the remainder of the underlying shares in twelve equal quarterly installments over the following three years.

The Employment Agreements provide that, in the event of a termination of an Executive’s employment by the Company without “cause” or by the Executive for “good reason” (each as defined in the Employment Agreements), the Company will pay him (i) an aggregate amount equal to 100% of his base salary, payable over the course of 12 months, subject to the Executive executing a general release of all claims against the Company, (ii) all valid expense reimbursements, and (iii) all accrued but unused vacation pay. In addition, all of Executive’s equity awards, including the options described above, will fully vest and be exercisable for one year following the termination of employment.

Each of the Employment Agreements restricts the Executive from disclosing confidential information concerning the business of the Company. The Employment Agreements for Messrs. Pobre and Regular also contain customary restrictive covenants relating to noncompetition and nonsolicitation, which run for the term of the Employment Agreements and until January 28, 2017.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 12, 2015

PROPEL MEDIA, INC.

By:	/s/ David Shapiro
Name: David Shapiro
Title: Chief Corporate Development Officer and General Counsel

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